Exhibit 99.1

For Immediate Release:	For more information contact:
May 17, 2011	James M. La Neve, Chief Financial Officer
765 – 807 – 2640

Chromcraft Revington, Inc. Reports First Quarter Results

West Lafayette, Indiana, May 17, 2011 – Chromcraft Revington, Inc. (NYSE Amex: CRC) today reported its results for the first quarter of 2011.  The net loss was $1,804,000 for the current quarter as compared to a net loss of $980,000 for the first quarter of 2010.  Sales for the first quarter of 2011 were $12,480,000 as compared to sales of $13,907,000 for the prior year period.

Residential furniture shipments in the first quarter of 2011 were lower as compared to the prior year period primarily due to weakness in consumer demand for residential furniture in our product categories and price segment, which we believe is consistent with industry trends; the continuing economic downturn which reflects the ongoing labor and housing market struggles and reduced access to consumer credit; and import competition. Commercial furniture sales were lower for the first quarter of 2011 as compared to the prior year period primarily due to lower shipments of conference tables and seating products.

Operating results in the first quarter of 2011 were negatively impacted by a lower number of units shipped as compared to the same period last year which resulted in higher unabsorbed fixed overhead costs and manufacturing inefficiencies, an unfavorable product sales mix, and higher material and freight costs on certain products due to cost increases and delays in receiving parts from overseas suppliers.  Selling, general and administrative expenses were $223,000 lower in the first quarter of 2011 as compared to the prior year period primarily due to lower sales commissions.

Cash flow used in operating activities was $0.4 million for the first quarter of 2011 as compared to $4.5 million provided in the prior year period.  The $4.5 million of cash provided in the 2010 period included the receipt of a tax refund of $6.6 million.  Excluding this tax refund, we used $1.7 million less cash in the first quarter of 2011 as compared to the prior year period, primarily due to larger reductions in inventories and accounts receivable in the  2011 period.  The Company had cash of $3.8 million at April 2, 2011, no bank borrowings during the first quarter of 2011, and no outstanding loan balance at April 2, 2011.

Commenting on these results, Ronald H. Butler, Chairman and Chief Executive Officer, said “Our disappointing operating results for the current quarter reflect a continuation of the very challenging business environment and the lingering effects of the economic downturn as the labor and housing markets continue to struggle which has  suppressed consumer demand for furniture in our categories and price segment.  In these uncertain times, we have diligently focused on our cash flow and balance sheet management along with controlling operating costs to be in line with our revenue base.”

Chromcraft Revington™ businesses design residential and commercial furniture marketed throughout North America.  The Company wholesales its residential furniture products under Chromcraft®, Cochrane®, Peters-Revington®, Southern Living®, and CR Kids & Beyond® primary brands.  It sells commercial furniture under the Chromcraft® brand.  The Company sources furniture from overseas suppliers, with domestic contract specialty facilities, and operates one U.S. manufacturing facility for its commercial furniture and motion based casual dining furniture in Mississippi.

Exhibit 99.1

This release contains forward-looking statements that are based on current expectations and assumptions.  These forward-looking statements can be generally identified as such because they include future tense or dates, or are not historical or current facts, or include words such as “believe,”  “may,”  “expect,”  “anticipate,” “intend,” “plan,” or words of similar import.  Forward-looking statements are not guarantees of performance or outcomes and are subject to certain risks and uncertainties that could cause actual results or outcomes to differ materially from those reported, expected, or anticipated as of the date of this release.

Among such risks and uncertainties that could cause actual results or outcomes to differ materially from those reported, expected or anticipated are general economic conditions, including the impact of the current recession in the United States and elsewhere; import and domestic competition in the furniture industry; ability of the Company to execute its business strategies, implement its new business model and successfully complete its business transition; our ability to grow sales and reduce expenses to eliminate our operating losses; our ability to sell the right product mix; supply disruptions with products manufactured in China and other Asian countries; continued credit availability under the Company’s bank credit facility; market interest rates; consumer confidence levels; cyclical nature of the furniture industry; consumer and business spending; changes in relationships with customers; customer acceptance of existing and new products; new and existing home sales; financial viability of the Company’s customers and their ability to continue or increase product orders; loss of key management; and other factors that generally affect business; and certain risks as set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2010.

The Company does not undertake any obligation to update or revise publicly any forward-looking statements to reflect information, events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Condensed Consolidated Statements of Operations (unaudited)
Chromcraft Revington, Inc.
(In thousands, except per share data)

	Three Months Ended
	April 2,	April 3,
	2011	2010

Sales	$12,480	$13,907

Cost of sales	10,820	11,201

Gross margin	1,660	2,706

Selling, general and administrative expenses	3,388	3,611

Operating loss	(1,728)	(905)

Interest expense	(76)	(75)

Net loss	$(1,804)	$(980)

Basic and diluted loss per share of common stock	$(.38)	$(.21)

Shares used in computing loss per share	4,737	4,667

Condensed Consolidated Balance Sheets (unaudited)
Chromcraft Revington, Inc.
(In thousands)

	April 2,	December 31,
	2011	2010

Assets

Cash	$3,787	$4,179
Accounts receivable, less allowance of $250 in 2011 and $300 in 2010	5,942	7,552
Inventories	12,505	14,191
Prepaid expenses and other	814	711
Current assets	23,048	26,633

Property, plant and equipment, net	7,036	7,235
Other assets	618	579

Total assets	$30,702	$34,447

Liabilities and Stockholders' Equity

Accounts payable	$2,265	$4,144
Accrued liabilities	3,261	3,346
Current liabilities	5,526	7,490

Deferred compensation	429	461
Other long-term liabilities	1,675	1,667
Total liabilities	7,630	9,618

Stockholders' equity	23,072	24,829

Total liabilities and stockholders' equity	$30,702	$34,447

Condensed Consolidated Statements of Cash Flows (unaudited)
Chromcraft Revington, Inc.
(In thousands)

	Three Months Ended
	April 2,	April 3,
	2011	2010
Operating Activities
Net loss	$(1,804)	$(980)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization expense	212	224
Non-cash share based and ESOP compensation expense	47	42
Provision for doubtful accounts	-	12
Non-cash inventory write-downs	55	152
Non-cash accretion expense	9	8
Changes in operating assets and liabilities:
Accounts receivable	1,610	229
Refundable income taxes	-	6,578
Inventories	1,631	34
Prepaid expenses and other	(103)	(221)
Accounts payable and accrued liabilities	(1,964)	(1,512)
Long-term liabilities and assets	(72)	(52)

Cash provided by (used in) operating activities	(379)	4,514

Investing Activities
Capital expenditures	(13)	(42)

Cash used in investing activities	(13)	(42)

Change in cash	(392)	4,472

Cash at beginning of the period	4,179	3,636

Cash at end of the period	$3,787	$8,108